Exhibit 99.1

Antero Midstream Announces First Quarter 2022 Financial and Operational Results

Denver, Colorado, April 27, 2022—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its first quarter 2022 financial and operational results. The relevant unaudited condensed consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

First Quarter 2022 Earnings Highlights:

•	Net Income was $80 million, or $0.17 per share, in line with the prior year quarter
•	Adjusted Net Income was $93 million, or $0.19 per share, compared to $101 million, or $0.21 per share in the prior year quarter (non-GAAP measure)
•	Adjusted EBITDA was $209 million (non-GAAP measure)
•	Capital expenditures were $95 million
•	Net cash provided by operating activities was $185 million
•	Free Cash Flow before dividends was $70 million (non-GAAP measure)
•	Total debt and Net Debt at quarter end were $3.1 billion and Net Debt to last twelve months Adjusted EBITDA was 3.6x (non-GAAP measure)
•	Low pressure gathering volumes increased by 3% compared to the prior year quarter

Paul Rady, Chairman and CEO said, “Antero Midstream executed its organic growth plan during the quarter, resulting in year-over-year volume growth in gathering and processing. Looking ahead, we are well positioned as the critical first mile infrastructure linking low-cost natural gas supply to increasing global LNG demand. Our continued focus on organic investments in critical infrastructure provides a highly visible, de-risked growth outlook.”

Mr. Rady added, “Importantly, Antero Midstream has taken significant steps to minimize the impacts of inflation on the budget and guidance. This includes inflation-protected fees with high EBITDA margins, pre-buying steel for pipelines and securing firm bids for major projects. These efforts result in an unchanged 2022 capital budget of $275 to $300 million. Antero Midstream’s short lead-time capital investments, combined with visibility into the Antero Resources development plan, allow us to generate attractive, de-risked return on invested capital.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Free Cash Flow before dividends, and Net Debt, please see “Non-GAAP Financial Measures.”

First Quarter 2022 Financial Results

Low pressure gathering volumes for the first quarter of 2022 averaged 2,930 MMcf/d, a 3% increase as compared to the prior year quarter. Low pressure gathering volumes were in excess of the growth incentive fee threshold of 2,900 MMcf/d, resulting in a $12 million rebate to Antero Resources. Compression volumes for the first quarter of 2022 averaged 2,816 MMcf/d, a 4% increase compared to the prior year quarter. High pressure gathering volumes averaged 2,878 MMcf/d, a 2% increase compared to the first quarter of 2021. Fresh water delivery volumes averaged 87 MBbl/d during the quarter, a 16% decrease compared to the first quarter of 2021.

Gross processing volumes from the processing and fractionation joint venture (the “Joint Venture”) averaged 1,514 MMcf/d for the first quarter of 2022, a 6% increase compared to the prior year quarter. Joint Venture processing capacity was 95% utilized during the quarter based on nameplate processing capacity of 1.6 Bcf/d. Gross Joint Venture fractionation volumes averaged 34 MBbl/d, an 11% decrease compared to the prior year quarter. The decrease in fractionation volumes was attributable to lower third party production volumes in the basin. Joint Venture fractionation capacity was 85% utilized during the quarter based on nameplate fractionation capacity of 40 MBbl/d.

	Three Months Ended March 31,
Average Daily Volumes:	2021	2022	% Change
Low Pressure Gathering (MMcf/d)	2,853	2,930	3%
Compression (MMcf/d)	2,706	2,816	4%
High Pressure Gathering (MMcf/d)	2,812	2,878	2%
Fresh Water Delivery (MBbl/d)	104	87	(16)%
Gross Joint Venture Processing (MMcf/d)	1,428	1,514	6%
Gross Joint Venture Fractionation (MBbl/d)	38	34	(11)%

For the three months ended March 31, 2022, revenues were $218 million comprised of $173 million from the Gathering and Processing segment and $45 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $22 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $17 million and $25 million, respectively, for a total of $42 million, compared to $39 million in total direct operating expenses in the prior year quarter. The increase in direct operating expenses was driven by resuming fresh water deliveries in the Utica for Antero Resources’ development program during the first quarter of 2022. Water Handling operating expenses include $19 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $15 million during the first quarter of 2022. Total operating expenses during the first quarter of 2022 included $3 million of equity-based compensation expense and $28 million of depreciation.

Net Income was $80 million, or $0.17 per share. Net Income adjusted for amortization of customer relationships, impairment expense, loss (gain) on asset sale, net of tax effects of reconciling items, or Adjusted Net Income, was $93 million. Adjusted Net Income per share was $0.19 per share, a 10% decrease compared to the prior year quarter.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended March 31,
	2021	2022
Net Income	$83,441	80,040
Amortization of customer relationships	17,668	17,668
Impairment expense	1,379	—
Loss (gain) on asset sale	3,763	(118)
Tax effect of reconciling items(1)	(5,680)	(4,521)
Adjusted Net Income	$100,571	93,069

(1)	Statutory tax rate was approximately 24.9% for 2021 and 25.8% for 2022.

Adjusted EBITDA was $209 million. Interest expense was $44 million, a 3% increase compared to the prior year quarter. Capital expenditures were $95 million, a 216% increase compared to the prior year quarter as Antero Midstream continued construction on growth projects supporting the Antero Resources’ and QL Capital Partners’ drilling partnership. Free Cash Flow before dividends was $70 million, a 52% decrease compared to the prior year quarter driven primarily by higher growth capital expenditures during the quarter. Free Cash Flow after dividends was a $38 million deficit compared to $39 million in the prior year quarter.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends (in thousands):

	Three Months Ended March 31,
	2021	2022
Net Income	$83,441	80,040
Interest expense, net	42,866	44,279
Income tax expense	28,024	28,067
Amortization of customer relationships	17,668	17,668
Depreciation expense	26,850	28,300
Impairment expense	1,379	—
Loss (gain) on asset sale	3,763	(118)
Accretion of asset retirement obligations	119	64
Equity-based compensation	4,012	2,832
Equity in earnings of unconsolidated affiliates	(20,744)	(23,232)
Distributions from unconsolidated affiliates	31,910	31,130
Adjusted EBITDA	$219,288	209,030
Interest expense	(42,866)	(44,279)
Total capital expenditures (accrual-based)	(29,926)	(94,655)
Free Cash Flow before dividends	$146,496	70,096
Dividends declared (accrual-based)	(107,406)	(107,648)
Free Cash Flow after dividends	$39,090	(37,552)

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends (in thousands):

	Three Months Ended March 31,
	2021	2022
Net cash provided by operating activities	$165,701	184,664
Amortization of deferred financing costs	(1,388)	(1,410)
Settlement of asset retirement obligations	408	455
Changes in working capital	11,701	(18,958)
Total capital expenditures (accrual-based)	(29,926)	(94,655)
Free Cash Flow before dividends	$146,496	70,096
Dividends declared (accrual-based)	(107,406)	(107,648)
Free Cash Flow after dividends	$39,090	(37,552)

First Quarter 2022 Operating Update

Gathering and Processing — During the first quarter of 2022, Antero Midstream connected 17 wells to its gathering system. The Company continued construction on the Castle Peak compressor station in the liquids-rich Marcellus shale, which is expected to be placed in service late the second quarter of 2022. The Castle Peak station will have an initial capacity of 160 MMcf/d and will be expanded to 240 MMcf/d in 2023. In addition, Antero Midstream continued construction on the Wetzel County high pressure pipeline that will be placed online in the fourth quarter of 2022. These additional infrastructure projects will support the expected throughput growth in the second half of 2022.

Water Handling— Antero Midstream’s water delivery systems serviced 21 well completions during the first quarter of 2022. The 21 wells serviced during the first quarter included completion operations on a 7 well pad late during the quarter that will result in a portion of those volumes included in the second quarter of 2022.

Capital Investments

Total accrued capital expenditures were $95 million during the first quarter of 2022. Of the $95 million invested in gathering, compression, and water infrastructure, $78 million was in gathering and compression assets and $17 million was in water handling assets. There were no investments in the Joint Venture during the quarter.

Brendan Krueger, CFO of Antero Midstream, said “As a result of the upfront investment in growth capital expenditures occurring in the first half of 2022, we are quickly approaching an inflection point for Antero Midstream in the second half of 2022. Capital expenditures will decline, volumes will continue to increase and we expect to transition to generating Free Cash Flow after dividends for the foreseeable future. This will allow us to reduce absolute debt and leverage towards our target of 3.0x or less.”

Conference Call

A conference call for Antero Midstream is scheduled on Thursday, April 28, 2022 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream”. A telephone replay of the call will be available until Thursday, May 5, 2022 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13726234. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, May 5, 2022 at 10:00 am MT.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income plus amortization of customer relationships and impairment expense, excluding gain and loss on asset sale and loss on early extinguishment of debt, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income plus interest expense, income tax expense, amortization of customer relationships, depreciation expense, impairment expense, loss (gain) on asset sale, accretion of asset retirement obligations, and equity-based compensation expense, and loss on early extinguishment of debt, excluding equity in earnings of unconsolidated affiliates, plus distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•      the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;

•     its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and

•      the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less interest expense and accrual-based capital expenditures. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

Antero Midstream defines Net Debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended March 31,
	2021	2022
Capital expenditures (as reported on a cash basis)	$(29,146)	(84,267)
Change in accrued capital costs	(780)	(10,388)
Capital expenditures (accrual basis)	$(29,926)	(94,655)

The following table reconciles consolidated total debt to consolidated net debt, excluding debt premiums and issuance costs, (“Net Debt”) as used in this release (in thousands):

March 31, 2022
Bank credit facility	$556,600
7.875% senior notes due 2026	550,000
5.75% senior notes due 2027	650,000
5.75% senior notes due 2028	650,000
5.375% senior notes due 2029	750,000
Consolidated total debt	3,156,600
Cash and cash equivalents	—
Consolidated net debt	$3,156,600

The following table reconciles Net Income to Adjusted EBITDA for the last twelve months as used in this release (in thousands):

12 months ended March 31, 2022
Net Income	$328,216
Interest expense	176,694
Income tax expense	117,166
Amortization of customer relationships	70,672
Depreciation expense	110,240
Impairment expense	3,663
Accretion of asset retirement obligations	405
Equity-based compensation	12,349
Equity in earnings of unconsolidated affiliates	(92,939)
Distributions from unconsolidated affiliates	118,210
Gain on asset sale	(253)
Loss on early extinguishment of debt	21,757
Adjusted EBITDA	$866,180

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding Antero Midstream’s ability to execute its business plan and return capital to its stockholders, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner and the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of geopolitical events and world health events, including the COVID-19 pandemic, cybersecurity risk, our ability to achieve our greenhouse gas reduction targets and the costs associated therewith, the state of markets for and availability of verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2021.

For more information, contact Brendan Krueger – CFO of Antero Midstream, at (303) 357-7172 or bkrueger@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

		(Unaudited)
	December 31,	March 31,
	2021	2022
Assets
Current assets:
Accounts receivable–Antero Resources	$81,197	78,143
Accounts receivable–third party	747	328
Income tax receivable	940	940
Other current assets	920	879
Total current assets	83,804	80,290

Property and equipment, net	3,394,746	3,461,098
Investments in unconsolidated affiliates	696,009	688,111
Customer relationships	1,356,775	1,339,107
Other assets, net	12,667	11,988
Total assets	$5,544,001	5,580,594

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$4,956	4,884
Accounts payable–third party	23,592	33,087
Accrued liabilities	80,838	97,022
Other current liabilities	4,623	4,136
Total current liabilities	114,009	139,129
Long-term liabilities:
Long-term debt	3,122,910	3,133,184
Deferred income tax liability	13,721	41,788
Other	6,663	6,539
Total liabilities	3,257,303	3,320,640

Stockholders' Equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2021 and March 31, 2022
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2021 and March 31, 2022	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 477,495 and 477,683 issued and outstanding as of December 31, 2021 and March 31, 2022, respectively	4,775	4,777
Additional paid-in capital	2,414,398	2,307,612
Accumulated deficit	(132,475)	(52,435)
Total stockholders' equity	2,286,698	2,259,954
Total liabilities and stockholders' equity	$5,544,001	5,580,594

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2021	2022
Revenue:
Gathering and compression–Antero Resources	$185,161	182,443
Water handling–Antero Resources	56,603	53,321
Water handling–third party	25	395
Amortization of customer relationships	(17,668)	(17,668)
Total revenue	224,121	218,491
Operating expenses:
Direct operating	39,314	42,012
General and administrative (including $4,012 and $2,832 of equity-based compensation in 2021 and 2022, respectively)	17,930	17,931
Facility idling	1,179	1,148
Depreciation	26,850	28,300
Impairment of property and equipment	1,379	—
Accretion of asset retirement obligations	119	64
Loss (gain) on asset sale	3,763	(118)
Total operating expenses	90,534	89,337
Operating income	133,587	129,154
Other income (expense):
Interest expense, net	(42,866)	(44,279)
Equity in earnings of unconsolidated affiliates	20,744	23,232
Total other expense	(22,122)	(21,047)
Income before income taxes	111,465	108,107
Income tax expense	(28,024)	(28,067)
Net income and comprehensive income	$83,441	80,040

Net income per share–basic	$0.17	0.17
Net income per share–diluted	$0.17	0.17

Weighted average common shares outstanding:
Basic	476,850	477,646
Diluted	479,272	480,173

ANTERO MIDSTREAM CORPORATION

Selected Operating Data

(Unaudited)

	Three Months Ended		Amount of
	March 31,		Increase	Percentage
	2021	2022	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	256,802	263,727	6,925	3%
Compression (MMcf)	243,562	253,474	9,912	4%
Gathering—high pressure (MMcf)	253,091	259,042	5,951	2%
Fresh water delivery (MBbl)	9,400	7,874	(1,526)	(16)%
Other fluid handling (MBbl)	3,951	4,203	252	6%
Wells serviced by fresh water delivery	24	21	(3)	(13)%
Gathering—low pressure (MMcf/d)	2,853	2,930	77	3%
Compression (MMcf/d)	2,706	2,816	110	4%
Gathering—high pressure (MMcf/d)	2,812	2,878	66	2%
Fresh water delivery (MBbl/d)	104	87	(17)	(16)%
Other fluid handling (MBbl/d)	44	47	3	7%
Average Realized Fees:
Average gathering—low pressure fee ($/Mcf)	$0.33	0.34	0.01	3%
Average compression fee ($/Mcf)	$0.20	0.21	0.01	3%
Average gathering—high pressure fee ($/Mcf)	$0.20	0.21	0.01	3%
Average fresh water delivery fee ($/Bbl)	$3.97	4.07	0.10	3%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	128,538	136,242	7,704	6%
Fractionation—Joint Venture (MBbl)	3,431	3,077	(354)	(10)%
Processing—Joint Venture (MMcf/d)	1,428	1,514	86	6%
Fractionation—Joint Venture (MBbl/d)	38	34	(4)	(11)%

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations

(Unaudited)

	Three Months Ended March 31, 2022
	Gathering and	Water		Consolidated
(in thousands)	Processing	Handling	Unallocated	Total
Revenues:
Revenue–Antero Resources	$194,443	53,321	—	247,764
Revenue–third-party	—	395	—	395
Gathering—low pressure rebate	(12,000)	—	—	(12,000)
Amortization of customer relationships	(9,271)	(8,397)	—	(17,668)
Total revenues	173,172	45,319	—	218,491
Operating expenses:
Direct operating	17,182	24,830	—	42,012
General and administrative (excluding equity-based compensation)	7,565	6,272	1,262	15,099
Equity-based compensation	2,136	469	227	2,832
Facility idling	—	1,148	—	1,148
Depreciation	15,807	12,493	—	28,300
Accretion of asset retirement obligations	—	64	—	64
Gain on asset sale	(31)	(87)	—	(118)
Total operating expenses	42,659	45,189	1,489	89,337
Operating income	130,513	130	(1,489)	129,154
Other income (expense):
Interest expense, net	—	—	(44,279)	(44,279)
Equity in earnings of unconsolidated affiliates	23,232	—	—	23,232
Total other income (expense)	23,232	—	(44,279)	(21,047)
Income before income taxes	153,745	130	(45,768)	108,107
Income tax expense	—	—	(28,067)	(28,067)
Net income and comprehensive income	$153,745	130	(73,835)	80,040

Adjusted EBITDA				$209,030

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2022
Cash flows provided by (used in) operating activities:
Net income	$83,441	80,040
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,850	28,300
Accretion	119	64
Impairment	1,379	—
Deferred income tax expense	28,024	28,067
Equity-based compensation	4,012	2,832
Equity in earnings of unconsolidated affiliates	(20,744)	(23,232)
Distributions from unconsolidated affiliates	31,910	31,130
Amortization of customer relationships	17,668	17,668
Amortization of deferred financing costs	1,388	1,410
Settlement of asset retirement obligations	(408)	(455)
Loss (gain) on asset sale	3,763	(118)

Changes in assets and liabilities:
Accounts receivable–Antero Resources	(15,051)	3,054
Accounts receivable–third party	808	460
Income tax receivable	16,311	—
Other current assets	593	118
Accounts payable–Antero Resources	(935)	230
Accounts payable–third party	4,786	13,762
Accrued liabilities	(18,213)	1,334
Net cash provided by operating activities	165,701	184,664
Cash flows provided by (used in) investing activities:
Additions to gathering systems and facilities	(15,059)	(70,734)
Additions to water handling systems	(13,330)	(13,533)
Investments in unconsolidated affiliates	(757)	—
Cash received in asset sale	1,493	121
Net cash used in investing activities	(27,653)	(84,146)
Cash flows provided by (used in) financing activities:
Dividends to stockholders	(147,194)	(108,149)
Dividends to preferred stockholders	(138)	(138)
Payments of deferred financing costs	(543)	(302)
Borrowings on bank credit facilities, net	11,000	9,400
Employee tax withholding for settlement of equity compensation awards	(1,541)	(1,329)
Other	(11)	—
Net cash used in financing activities	(138,427)	(100,518)
Net decrease in cash and cash equivalents	(379)	—
Cash and cash equivalents, beginning of period	640	—
Cash and cash equivalents, end of period	$261	—
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$58,739	40,677
Cash received during the period for income taxes	$16,913	—
Increase in accrued capital expenditures and accounts payable for property and equipment	$780	10,388